Exhibit 11

REPORT OF INDEPENDENT AUDITORS

The Board of Trustees and Shareholder
Kemper Global/International Series, Inc.---
Kemper Global Blue Chip Fund
Kemper International Growth and Income Fund
Kemper Emerging Markets Income Fund
Kemper Emerging Markets Growth Fund
Kemper Latin America Fund


We have audited the accompanying statement of net assets of Kemper Global/International Series, Inc.--Kemper Global Blue Chip Fund, Kemper International Growth and Income Fund, Kemper Emerging Markets Income Fund, Kemper Emerging Markets Growth Fund and Kemper Latin America Fund as of December 22, 1997. This statement of net assets is the responsibility of the Funds' management. Our responsibility is to express an opinion on this statement of net assets based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of net assets is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of net assets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of net assets presentation. We believe that our audit of the statement of net assets provides a reasonable basis for our opinion.

In our opinion, the statement of net assets referred to above presents fairly, in all material respects, the financial position of Kemper Global/International Series,Inc.--Kemper Global Blue Chip Fund, Kemper International Growth and Income Fund, Kemper Emerging Markets Income Fund, Kemper Emerging Markets Growth Fund and Kemper Latin America Fund at December 22, 1997 in conformity with generally accepted accounting principles.

                                                       Ernst & Young LLP

Chicago, Illinois
December 22, 1997